Exhibit 10.1

Execution copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of January 29, 2024, by and between Michael Rhodes (“you”) and African Agriculture Holdings, Inc. (the “Company”). Your employment will be subject to the terms and conditions set forth herein.

1. Employment as Chief Executive Officer. Effective on or around January 29, 2024 (the “Effective Date”), you will begin your employment with the Company as Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”). You agree to perform such duties and services as the Board may, from time to time, reasonably assign to you consistent with your position. You agree that you will serve the Company faithfully, diligently and to the best of your ability, that you will devote all your business time, energy and skills exclusively to the business and affairs of the Company, and that you will not participate in any activity detrimental to the best interests of the Company. Notwithstanding the foregoing, you may participate in any charitable, civic or community activities, so long as such activities do not interfere with the performance of your services hereunder and are approved in accordance with the Company’s normal procedures, but you may not participate in any other business activity, or serve on any corporate or industry boards, without the prior written consent of the Board. You will work remotely from your home (or other locations) in Las Vegas, NV, but you will travel to other locations (including but not limited to Senegal) as necessary to fulfill your employment obligations under this Agreement.

2. Compensation. As full compensation for all services provided and duties performed, you will receive the following:

(a) Base Salary. You will receive an annual base salary of $240,000 (“Base Salary”), payable by the Company in accordance with its normal payroll practices.

(b) Annual Incentive Bonus. You will be eligible to receive an annual incentive bonus (each, an “Annual Bonus”), the amount and terms and conditions of which will be determined by the Board in its sole and absolute discretion.

(c) Restricted Stock Unit Award. Promptly following the Effective Date, you will be awarded 1,500,000 Restricted Stock Units pursuant to an Award Agreement that will outline certain time and performance conditions that must be satisfied in order for the Restricted Stock Units to vest (e.g., raising capital, planting hectares, securing pelletizing capacity, and operationalization of evaporators at the Senegal farm).

(d) Employee Benefits. You will be eligible to participate in all employee benefit plans generally available to similarly situated officers of the Company, and will be entitled to have properly incurred business expenses either paid directly by the Company or reimbursed, subject to and in accordance with applicable Company policy.

(e) Relocation and Housing. In connection with your commitment to travel to Senegal regularly as part of your duties and responsibilities hereunder, the Company will pay to you (i) a one-time payment of $20,000, which will be paid to you within 10 business days following the Effective Date; (ii) a monthly housing allowance of $5,000, which will be paid to you along with your Base Salary in accordance with the Company’s normal payroll practices; and (iii) two round trip business class tickets for you and two round trip business class tickets for your wife, Julie Rhodes, per year, from Utah or Nevada to Senegal.

3. Termination. Your employment with the Company is “at-will” and may be terminated hereunder by you, by the Company, or by the Board at any time and for any reason. Upon termination of your employment, you will be entitled to receive (a) any accrued but unpaid Base Salary, which will be paid in accordance with the Company’s regular payroll procedures; (b) reimbursement for properly incurred and unreimbursed business expenses, which will be subject to and paid in accordance with the Company’s expense reimbursement policy; and (c) such employee benefits, if any, to which you may be entitled under the Company’s employee benefit plans.

4. Confidentiality. You acknowledge that you now have and will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company and its customers (“Confidential Information”) that constitutes a valuable asset of the Company and that is not available to the public. Confidential Information includes, but is not limited to, means any and all information or data, including, without limitation, trade secrets, know-how, theories, technical, operating, marketing, financial or other business information, plans, business and strategies, source codes, software programs, computer systems, algorithms, formulae, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, product development, project procedures, client, supplier and employee lists and data and other personally identifiable information, disclosed by or on behalf of the Company in connection herewith that is confidential, proprietary or otherwise not publicly available, whether prepared or furnished by or on behalf of the Company, and irrespective of the form or manner of communication (whether written, verbal, electronic or otherwise), and regardless of whether such information is specifically marked as confidential or proprietary, and irrespective of whether such information is furnished before, on or after the Effective Date. The term “Confidential Information” will be deemed to include any and all notes, analyses, compilations, copies, reports, summaries, studies, communications, memoranda, forecasts, financials, evaluations, interpretations or other documents, materials or records, in any form or medium, prepared by you or on your behalf or that contain, reflect or are derived from or based upon, in whole or in part, any information furnished to you. Confidential Information will not include information that becomes part of the public domain through no breach of your obligations to the Company or any misconduct of a third party.

5. Permitted Conduct. Nothing in this Agreement will prohibit or restrict you from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to you individually (and not directed to the Company) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

6. General Provisions.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect thereto. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior engagement letters, promises, representations, understandings, arrangements and agreements relating to such subject matter are merged herein and superseded hereby.

(b) Taxes. All amounts paid to you hereunder will be subject to withholding for all applicable U.S. federal, state, local or foreign income, social security, unemployment or other taxes.

(c) Severability. If any one or more of the provisions of this Agreement is determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not be affected thereby.

(d) Governing Law. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of New York, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply.

(e) Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or other written electronic transmission or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(e)): (i) if to the Company or the Board, to African Agriculture Inc., 445 Park Avenue, 9th Floor, New York, NY 10022, Attn: Board of Directors, or (ii) if to you, at 11780 Lily Rubin Avenue, Las Vegas, NV, 89138, with a copy to mike@rhodeslane.net.

(f) Amendment; Waivers. No amendment, modification, supplement or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, supplement, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by either party hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by either party on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, powers or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, power or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity or otherwise.

(g) Section 409A.

(i) General. The parties intend that any amounts payable or benefits provided hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment. With respect to the timing of any payments made pursuant to this Agreement, in any case where the first and last days of a time period during which a payment is due to Advisor are in two separate taxable years, any such payment required to be made to you that is treated as deferred compensation for purposes of Section 409A shall be made in the later taxable year. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. For purposes of Section 409A, each of the payments or benefits that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. The Company and you hereby agree to negotiate in good faith to make amendments to this Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A.

(ii) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of your separation from service during a period in which he is a “specified employee” (as defined in Section 409A), then (x) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following your separation from service will be accumulated through and paid or provided, without interest, on the first day of the seventh month following your separation from service (or, if you die during such period, within 30 days after death) (in either case, the “Required Delay Period”); and (y) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy or “PDF” of this Agreement as a fully binding original.

(i) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AFRICAN AGRICULTURE HOLDINGS, INC.

By:	/s/ Harry Green
Name:	Harry Green
Title:	Chief Financial Officer

/s/ Michael Rhodes
MICHAEL RHODES